EXHIBIT 99.1

NEWS RELEASE

PGT Reports 2016 First Quarter Results

First quarter net sales a record $100.2 million

VENICE, FL, May 5, 2016 - PGT, Inc. (NASDAQ: PGTI), the leading U.S. manufacturer and supplier of impact-resistant windows and doors, announced financial results for its first quarter ended April 2, 2016.

“We achieved a record first quarter sales of $100.2 million. This is a significant accomplishment given the tough comparison to the prior year period, which benefitted from approximately a $6 million revenue lift in advance of a price increase. While there was some short term softness in the market, our WinDoor acquisition provided $4.1 million in sales which helped deliver our first quarter growth. In addition, we remain confident in the long-term strength of our core Florida market due to several key indicators such as; increased order volume in both March and April, continued high level of quoting activity and, more importantly, the underlying demand drivers of population expansion, low interest rates and tight inventory,” said PGT’s Chairman of the Board and Chief Executive Officer, Rod Hershberger.

“We are actively integrating WinDoor, our recently-acquired manufacturer of high-performance doors and windows in Orlando, Florida, and its nearly 200 employees into the PGT family,” Mr. Hershberger continued. “We look forward to leveraging WinDoor’s extensive product line, attractive distribution channels and high-end production capacity to continue growing our business over time.”

Selected First Quarter 2016 Financial Results Versus the Prior Year Period

●	Net sales of $100.2 million, an increase of $4.9 million, or 5 percent;
●	Gross margin of 29.9 percent, compared to 32.6 percent;
●	Net income of $1.5 million, compared to $6.7 million;
●	Net income, as adjusted, of $4.5 million, compared to $7.0 million;
●	Net income per diluted share of $0.03, compared to $0.13;
●	Adjusted net income per diluted share of $0.09, compared to $0.14;
●	EBITDA, as adjusted, of $14.6 million, compared to $16.2 million.

With the acquisition of WinDoor, the Company refinanced its credit agreement into a larger term loan and revolving credit facility. A charge of $3.4 million in non-cash debt extinguishment costs and $0.9 million of transaction-related costs was recorded in the first quarter of 2016. After adjusting for these costs, we reported adjusted net income per diluted share of $0.09.

Brad West, PGT’s Chief Financial Officer commented, “During the first quarter, certain factors resulted in a lower EBITDA margin compared to the first quarter of last year. We experienced added costs, which impacted our margins 0.7%, as we are finalizing the transition to our new Enterprise Resource Planning system, in which 80% of our order volume is now being entered. We also invested in additional headcount to prepare for the anticipated demand given the underlying growth in the market, which impacted our margins by 1.8%. These items temporarily placed pressure on our EBITDA margins. Additionally, interest expense and non-cash amortization expense increased by $1.7 million during the quarter as a result of the acquisition and related refinancing.”

Mr. West concluded, “The second quarter has begun strong, with approximately 11 percent organic growth in April. We believe we are well-positioned for a strong second quarter.”

Second Quarter and Fiscal Year 2016 Outlook

While overall demand in construction maintained positive trends during the first quarter, construction activity was slowed by an unusually wet January in Florida. However, activity picked up at the end of the first quarter and continues in to the second quarter. After lower seasonal sales in the first quarter, rebounding sales are expected to result in higher quarterly EBITDA margins for the remainder of the year.

As a result, the Company expects that, for the second quarter, sales will range from $122 to $125 million and EBITDA margin will be 16.5 to 17.0 percent.

Given Florida’s strong economy, positive demographics, and net migration increases, we remain confident in our growth. For the full year, the Company continues to estimate sales ranging between $460 and $475 million, representing an increase of between 18 and 22 percent, and consolidated adjusted EBITDA of between $80 and $90 million.

Conference Call

As previously announced, PGT will hold a conference call Thursday, May 5, 2016, at 8:30 a.m. eastern time and will simultaneously broadcast the call live over the Internet. To participate in the teleconference, kindly dial into the call a few minutes before the start time: 877-769-6798 (U.S. and Canada) and 678-894-3060 (international). A replay of the call will be available beginning May 5, 2016, at 11:30 a.m. eastern time through May 12, 2016, at 11:30 a.m. To access the replay, dial 855-859-2056 (U.S. and Canada) and 404-537-3406 (international) and refer to pass code 85718146.

The webcast will also be available on the Investor Relations section of the PGT, Inc. website, http://ir.pgtindustries.com/events.cfm.

About PGT, Inc.

PGT, INC. (NASDAQ: PGTI), headquartered in North Venice, Florida, through its wholly-owned subsidiaries, creates products which focus on protecting and enhancing the beauty and functionality of homes and businesses. The Company’s trusted brands include PGT Windows & Doors, CGI Windows & Doors and WinDoor. PGT, Inc. holds the leadership position in its primary market and is part of the S&P SmallCap 400 Index. For additional information, visit http://ir.pgtindustries.com.

Forward-Looking Statements

From time to time, we have made or will make forward-looking statements within the meaning of Section 21E of the Exchange Act. These statements do not relate strictly to historical or current facts. Forward-looking statements usually can be identified by the use of words such as “goal”, “objective”, “plan”, “expect”, “anticipate”, “intend”, “project”, “believe”, “estimate”, “may”, “could”, or other words of similar meaning. Forward-looking statements provide our current expectations or forecasts of future events, results, circumstances or aspirations. Our disclosures in this report contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We may also make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission and in oral presentations. Forward-looking statements are based on assumptions and by their nature are subject to risks and uncertainties, many of which are outside of our control. Our actual results may differ materially from those set forth in our forward-looking statements. There is no assurance that any list of risks and uncertainties or risk factors is complete. Factors that could cause actual results to differ materially from those described in our forward-looking statements include, but are not limited to:

•	Changes in new home starts and home remodeling trends
•	The economy in the U.S. generally or in Florida where the substantial portion of our sales are generated
•	Raw material prices, especially aluminum
•	Transportation costs
•	Level of indebtedness
•	Dependence on our impact-resistant product lines
•	Integration of acquisition(s), including WinDoor, Incorporated
•	Product liability and warranty claims
•	Federal and state regulations, and
•	Dependence on our manufacturing facilities

Any forward-looking statements made by us or on our behalf speak only as of the date they are made, and we do not undertake any obligation to update any forward-looking statement to reflect the impact of subsequent events or circumstances. Before making any investment decision, you should carefully consider all risks and uncertainties disclosed in all our SEC filings, including our reports on Forms 8-K, 10-Q, and 10-K and our registration statements under the Securities Act of 1933, as amended, all of which are accessible on the SEC’s website at www.sec.gov and  http://www.pgtindustries.com.

Use of Non-GAAP Financial Measures

This Press Release and the financial schedules include financial measures and terms not calculated in accordance with U.S. generally accepted accounting principles (GAAP). We believe that presentation of non-GAAP measures such as adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance. We also believe these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential. The non-GAAP measures included in this release are provided to give investors access to types of measures that we use in analyzing our results.

Adjusted net income consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted net income per share consists of GAAP net income per share adjusted for the items included in the accompanying reconciliation. We believe these measures enable investors and analysts to more thoroughly evaluate our current performance as compared to the past performance and provide a better baseline for assessing the Company’s future earnings potential. However, these measures do not provide a complete picture of our operations.

EBITDA consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted EBITDA consists of EBITDA adjusted for the items included in the accompanying reconciliation. We believe that EBITDA and adjusted EBITDA provide useful information to investors and analysts about the Company’s performance because they eliminate the effects of period-to-period changes in taxes, costs associated with capital investments and interest expense. EBITDA and adjusted EBITDA do not give effect to the cash the Company must use to service its debt or pay its income taxes and thus do not reflect the funds generated from operations or actually available for capital investments.

Our calculations of adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP measures. Schedules that reconcile adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA to GAAP net income are included in the financial schedules accompanying this release.

CONTACT: PGT, Inc.
Brad West, Senior Vice President and CFO
941-480-1600
bwest@pgtindustries.com

PGT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended
	April 2,	April 4,
	2016	2015

Net sales	$100,206	$95,301
Cost of sales	70,223	64,254
Gross profit	29,983	31,047
Selling, general and administrative expenses	20,061	17,664
Income from operations	9,922	13,383
Interest expense, net	4,158	2,913
Debt extinguishment costs	3,431	-
Other expenses, net	-	99
Income before income taxes	2,333	10,371
Income tax expense	854	3,719
Net income	$1,479	$6,652

Basic net income per common share	$0.03	$0.14

Diluted net income per common share	$0.03	$0.13

Weighted average common shares outstanding:
Basic	48,694	47,721

Diluted	50,474	50,032

PGT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - in thousands)

	April 2,	January 2,
	2016	2016
ASSETS
Current assets:
Cash and cash equivalents	$16,704	$61,493
Accounts receivable, net	39,660	31,783
Inventories	29,252	23,053
Prepaid expenses and other current assets	11,669	10,643
Total current assets	97,285	126,972

Property, plant and equipment, net	77,903	71,503
Intangible assets, net	125,144	79,311
Goodwill	108,179	65,635
Other assets, net	639	607
Total assets	$409,150	$344,028

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$24,731	$19,578
Current portion of long-term debt	2,612	1,949
Total current liabilities	27,343	21,527

Long-term debt	248,362	188,818
Deferred income taxes, net	25,894	25,894
Other liabilities	1,015	828
Total liabilities	302,614	237,067

Total shareholders' equity	106,536	106,961
Total liabilities and shareholders' equity	$409,150	$344,028

PGT, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts)

	Three Months Ended
	April 2,	April 4,
	2016	2015
Reconciliation to Adjusted Net Income and
Adjusted Net Income per share (1):
Net income	$1,479	$6,652
Reconciling items:
Acquisition and refinancing costs (2)	4,333	-
Product line termination costs (3)	275	-
New product launch and insulated glass line start-up costs (4)	-	565
Tax effect of reconciling items	(1,626)	(219)
Adjusted net income	$4,461	$6,998

Weighted average shares outstanding:
Diluted	50,474	50,032

Adjusted net income per share - diluted	$0.09	$0.14

Reconciliation to EBITDA and Adjusted EBITDA:
Net income	$1,479	$6,652
Reconciling items:
Depreciation and amortization expense	3,452	2,368
Interest expense, net	4,158	2,913
Income tax expense	854	3,719
EBITDA	9,943	15,652
Add-backs:
Acquisition and refinancing costs (2)	4,333	-
Product line termination costs (3)	275	-
New product launch and insulated glass line start-up costs (4)	-	565
Adjusted EBITDA	$14,551	$16,217
Adjusted EBITDA as percentage of net sales	14.5%	17.0%

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed May 5, 2016.

(2) Represents costs and expenses relating to our February 16, 2016 acquisition of WinDoor, Inc., and simultaneous refinancing of our then existing credit facility into the 2016 Credit Agreement. Of the $4.3 million, $3.4 million represents and is classified as debt extinguishment costs for the three months ended April 2, 2016. The remaining $0.9 million represents transaction- and refinancing-related costs and expenses classified within selling, general and administrative expenses.

(3) Represents estimated charge relating to the wind-down of our PremierVue product category, classified within selling, general and administrative costs in the three months ended April 2, 2016.

(4) Costs associated with new product launch and start-up of the insulated glass line, of which $380 thousand is included in cost of goods sold, and $185 thousand is included in selling, general and administrative expenses in the three months ended April 4, 2015.